Exhibit 23.3
Consent of Independent Certified Public Accountants
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (Amendment No. 1) and related prospectus of BFC Financial Corporation for the registration of its Class A Common Stock and to the incorporation by reference therein of our report dated March 14, 2007, with respect to the consolidated financial statements of Bluegreen Corporation included in Bluegreen Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Miami, Florida
May 17, 2007